Exhibit 99.1

Cascade Microtech Reports Third Quarter 2005 Results

Quarterly revenues of $19.0 million, up 11% over the prior year and EPS of $0.18

PORTLAND, Ore.—(BUSINESS WIRE)—October 25, 2005—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the third quarter ended September 30, 2005.

Highlights for the third quarter include:

•                  Revenues of $19.0 million, up 11% year over year

•                  $16.5 million Engineering Products division revenue, up 6% year over year

•                  $2.5 million revenue and strong book to bill for Production Probes division, up 63% year over year

•                  EPS of $0.18 per diluted share, compared to $0.17 for the third quarter of 2004

•                  Cash and investments at the end of the quarter were $51.1 million, up $4.6 million from the end of last year.

“We are pleased to report solid revenue and earnings for our third quarter of 2005,” said Eric Strid, CEO of Cascade Microtech. “We had a particularly strong quarter and built significant backlog in our fastest growing division, Production Probes.”

Revenue for the third quarter was $19.0 million, an increase of 11% over $17.1 million in the third quarter of the prior year. Net income for the third quarter was $2.1 million and diluted earnings per share were $0.18 on 11.9 million shares, compared to net income of $1.4 million and diluted earnings per share of $0.17 on 8.3 million shares for the third quarter of 2004.

Gross margin for the third quarter increased to 46.7% from 44.8% in the third quarter of 2004.

At September 30, 2005, the Company had cash and investments of $51.1 million, up from $46.5 million at December 31, 2004.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that fourth quarter 2005 revenues will be in the range of $18.8 million to $20.0 million compared to $18.4 million in the fourth quarter of 2004 and that diluted earnings per share will be in the range of $0.15 to $0.20 on 12.0 million shares compared to $0.19 on 9.0 million shares in the fourth quarter of 2004.

About Cascade Microtech

Cascade Microtech, Inc. (Nasdaq: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions who need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s highly reliable production wafer test solutions provide the semiconductor industry with leading-edge probe cards that reduce manufacturing costs of complex semiconductors. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and diluted earnings per share in the fourth quarter of 2005 are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on October 25, 2005 to discuss its results for the third quarter ended September 30, 2005.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 81876511; International: 617-801-6888.)

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2005	June 30, 2005	December 31, 2004
Assets

Current assets:
Cash and cash equivalents	$2,268	$1,034	$2,033
Marketable securities	43,223	45,616	41,714
Accounts receivable, net	17,015	14,516	13,640
Inventories	10,471	10,864	10,180
Prepaid expenses and other	2,807	2,387	1,579
Deferred income taxes	1,686	1,717	1,552

Total current assets	77,470	76,135	70,698

Long-term investments	5,579	3,090	2,779
Fixed assets, net	3,974	3,677	4,008
Deferred income tax	206	222	65
Other assets	1,632	1,585	1,466

	$88,861	$84,708	$79,016

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital leases	$8	$8	$21
Accounts payable	4,513	4,189	3,951
Deferred revenue	505	380	579
Accrued liabilities	2,971	2,763	2,609

Total current liabilities	7,997	7,340	7,160

Long-term debt and capital leases	2	5	14
Deferred revenue	306	314	282
Other long-term liabilities	1,135	1,206	1,372

Total liabilities	9,440	8,865	8,828

Stockholders’ equity:
Common stock	57,764	56,389	55,511
Deferred stock-based compensation	(171)	(229)	(310)
Unrealized holding gain (loss) on investments	(50)	(47)	(17)
Retained earnings	21,878	19,730	15,004

Total stockholders’ equity	79,421	75,843	70,188

	$88,861	$84,708	$79,016

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year to Date Ended September 30,
	September 30,	June 30,	September 30,
	2005	2005	2004	2005	2004

Sales	$18,987	$18,311	$17,059	$55,959	$46,013

Cost of sales	10,110	9,651	9,400	29,251	25,888
Deferred stock compensation	11	10	19	33	58

Gross profit	8,866	8,650	7,640	26,675	20,067

Operating expenses:
Research and development	1,752	1,665	1,368	5,056	4,026
Selling, general and administrative	4,915	5,161	4,190	14,675	12,165
Deferred stock compensation	30	15	60	74	230

Total operating expenses	6,697	6,841	5,618	19,805	16,421

Income from operations	2,169	1,809	2,022	6,870	3,646

Other income (expense):
Interest income	276	258	23	746	69
Interest expense	(1)	—	(107)	(17)	(361)
Other, net	(17)	766	31	773	225

Total other income (expense)	258	1,024	(53)	1,502	(67)

Income before income taxes	2,427	2,833	1,969	8,372	3,579

Provision for income taxes	279	602	541	1,498	539

Net income	2,148	2,231	1,428	6,874	3,040

Accretion of redeemable stock	—	—	38	—	113

Net income attributed to common shareholders	$2,148	$2,231	$1,390	$6,874	$2,927

Net income per share:
Basic	$0.19	$0.20	$0.27	$0.63	$0.57
Diluted	$0.18	$0.19	$0.17	$0.58	$0.37

Shares used in computing net income per share:
Basic	11,154	10,916	5,187	10,979	5,169
Diluted	11,933	11,728	8,257	11,783	8,269

Contact:	Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000
Gale Napier, Investor relations, 503 601-1000